CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

LICENSE, SUPPLY, AND DISTRIBUTION AGREEMENT (EUROPE)

    This License, Supply, and Distribution Agreement (“Agreement”) is effective as of December 20, 2023, (“Effective Date”) between:
Symatese Aesthetics SAS, a French société par actions simplifiée with a sole shareholder, registered with the Lyon Trade and Companies Register under [***], represented by its current Directeur Général, Mr. Jean-Paul Gérardin, duly empowered for the purposes herein (hereinafter referred to as “Symatese”);
and
Evolus Pharma B.V., a Netherlands Besloten Vennootschap registered with the Netherlands Chamber of Commerce [***], (Hereinafter referred to as “Evolus”) represented in this matter by David Moatazedi, Chief Executive Officer of Evolus, Inc., its sole stockholder, empowered for the purposes herein.
Symatese and Evolus are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

1.Symatese is a wholly-owned subsidiary of Symatese Group S.A.S. and a sister company of Symatese S.A.S. (the “Symatese Parent”) and Evolus Pharma B.V. is a wholly owned subsidiary of Evolus, Inc. (the “Evolus Parent”).

2. Symatese Parent and Evolus Parent previously entered into that certain License, Supply, and Distribution agreement dated as of May 9, 2023 with respect to the right to market, sell, and distribute, on an exclusive basis, Symatese’s dermal filler products in the United States (the “U.S. Agreement”).

3.    The Parties wish to enter into an agreement with respect to the right to market, sell and distribute, on an exclusive basis, the Products in the Territory for use in the Field (each as defined below).

4.    Symatese and Evolus desire to enter into this Agreement for such dermal filler products under the terms and conditions set out below.

In consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:

1.DEFINITIONS
Capitalized terms used in this Agreement (other than headings) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.
1.1“Affiliate” means, with respect to a Person, any Person who directly or indirectly Controls or is Controlled by or is under common Control with such Person. Notwithstanding the foregoing, neither Party will be deemed an Affiliate of the other Party.
1.2“Applicable Law” means the applicable provisions of any and all national, regional, provincial, territorial, state and local laws, treaties, legislation, statutes, rules, regulations, administrative codes, and ordinances, and any and all directives, and orders or administrative decisions of any Governmental Authority having jurisdiction over or related to the subject matter of this Agreement.
1.3“Business Day” means any day (excluding Saturdays and Sundays) that is not a legal holiday in New York, California, or France, and is not a day on which banking institutions in such states are required by Applicable Law to be closed.

1.4“Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30, and December 31; provided, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.
1.5“cGMP” means the then-current good manufacturing practices as required by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, July 2003,” or the equivalent Applicable Law of an applicable Governmental Authority within the Territory.
1.6“Clinical Study” means any study of a medical device, biologic or pharmaceutical product involving human subjects or specimens thereof, including human factors and user comprehension studies and the pre-trial and post-trial work necessary to establish, conduct and complete a trial that is conducted to evaluate feasibility, support a Regulatory Approval or to support post-market research.
1.7“Commercialize,” “Commercializing” or “Commercialization” mean any activities undertaken relating to the promotion, marketing, sale, and distribution of products and services including marketing, advertising, importing, having imported, distributing, exporting, having exported, selling, offering for sale, transporting, customs clearance, warehousing, invoicing, handling and delivery to consumers, and the process of Commercialization. Commercialization also includes sales force efforts, detailing, advertising, medical education, planning, marketing, sales force training, and sales and distribution. The term “Commercialize” shall mean in all sales channels applicable to a field, whether direct or indirect, including all consumer sales channels, retail channels, insurance channels and distributor channels. For clarity, Commercialization does not include obtaining or maintaining Regulatory Approval for such products and services nor any activities related to Development or Manufacturing.
1.8“Commercially Reasonable Efforts” means, in respect of a Party and an obligation under this Agreement, the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly and reasonably used by such Party (together with its Affiliates) to Develop, Manufacture or Commercialize, as the case may be, a product owned by such Party or to which it has rights, which product is at a similar stage in its development or product life and is of a similar market and profitability potential to the Product based on all other Relevant Factors. Notwithstanding the foregoing, if the performance of a Party’s obligations under the Agreement is impaired by the other Party’s failure to perform its obligations under the Agreement, the determination of whether such first Party has used Commercially Reasonable Efforts in performing a given obligation will be determined in the context of such other Party’s failure. The Parties understand that the level of effort may change over time, reflecting changes in the status of a Product. Furthermore, Commercially Reasonable Efforts will not mean that a Party commits that it will actually accomplish an applicable task, or that it will devote thereto efforts or resources beyond those that a prudent commercial enterprise would devote, even though remaining motivated to do so as described above.
1.9“Components” means all components or ingredients used in the Manufacturing of a Product under this Agreement.
1.10“Confidential Information” means any information, data or documents, regardless of their nature (technical, scientific, financial, etc.) or subject-matter (know-how, methods, processes, etc.), medium (written, hard-copy or digital documents, etc.) or transmission method (written or oral) (i) disclosed by or on behalf of a Party to or on behalf of the other Party after the Effective Date, or (ii) to which the receiving party has access within the framework of the performance of this Agreement, or (iii) generated during the performance of this Agreement. In particular, the existence, nature and content of this Agreement are Confidential Information.

1.11“Contract Provider” means any Third Party who supplies Symatese with any Component and/or Packaging necessary to Manufacture a Product.
1.12“Contract Year” means each period beginning on January 1 and ending on December 31; provided that the first Contract Year of the Term extends from the First Commercial Sale of the first Product in the Territory for the Field until to December 31 of the then-current Contract Year, and the last Contract Year extends from January 1 of such Contract Year until the effective date of the termination of this Agreement or the expiration of the Initial Term.
1.13“Control,” “Controls,” or “Controlled” means:
(a)with respect to any Intellectual Property Rights, Regulatory Materials, or other information, the possession by a Party, including through its Affiliates, of the ability to disclose, grant access to, license or sublicense such Intellectual Property Rights, Regulatory Materials, or other information as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; and
(b)with respect to a Person, ownership directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.
1.14“Development,” “Develop,” or “Developed” means development activities with respect to a product, including pre-clinical research and development, clinical development, testing, Clinical Studies, supporting Manufacturing activities and related regulatory activities, for obtaining Regulatory Approval. For clarity, Development does not include any activities related to Commercialization or Manufacturing.
1.15“Direct Sales” means Net Sales Evolus generated from shipments directly from Evolus to an end-user of the Symatese Fillers or a channel that is in close proximity to an end-user (e.g. hospitals, clinics, pharmacies) without the use of a wholesale distributor or intermediary.
1.16“Disputed Matter” has the meaning set forth in Section 17.1.
1.17“Excluded Claim” means a dispute, controversy or claim that concerns: (a) the construction, scope, validity, enforceability, inventorship or infringement of any Patent, trademark, or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
1.18“Eye Product” means the dermal filler Product developed by Symatese and referred to as “Eye”.
1.19“Facilities” means the manufacturing facilities of Symatese where the Product is Manufactured, as set forth on Exhibit A.
1.20“FASY Technology” means the technical information, data, knowledge and trade secrets owned by Symatese and its Affiliates, patentable or non-patentable, relating to the design and manufacture of cross-linked hyaluronic acid (HA) gel with lidocaine necessary and useful for the development, manufacture and marketing of the Products referred to in Exhibit A.
1.21“Field” means all aesthetics and dermatologic uses or indications, including all uses by dermatologists, plastic surgeons, medical spas, and other aesthetic practitioners.

1.22“First Commercial Sale” means the first sales of Products on a Product-by-Product and jurisdiction-by-jurisdiction basis, the first sale by Evolus to a Third Party for end use or consumption of a Product after Regulatory Approval has been granted with respect to such Product for the Field in such jurisdiction. A First Commercial Sale shall not include any Product supplied for use in clinical trials, for research, as Samples, or for other non-commercial uses.
1.23“GCP” means current good clinical practices as established under Applicable Laws.
1.24“Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties or their Affiliates contemplated by this Agreement.
1.25“GLP” means current good laboratory practices as established under Applicable Laws.
1.26“Intellectual Property Rights” means (i) all worldwide rights, title and interest in and to any patents, letter Patents, industrial models, design patents, petty patents, patents of importation, utility models, certificates of invention, and/or other indicia of inventorship and/or invention ownership, and any and all applications for any of the foregoing, and including any such rights granted upon any reissue, division, continuation or continuation-in-part or extensions, now or hereafter filed, related to any such applications or patents, and all discoveries or inventions, whether or not patentable; (ii) all worldwide rights, title and interest in and to all know-how and trade secret rights arising under the common law, state law, federal law or the laws of any foreign country; (iii) all trademarks; and (iv) all worldwide copyright rights, moral rights and all other literary property and/or other rights of authorship, whether or not registered, and all registrations and applications for registration relating thereto.
1.27“Label” means any label approved by a Governmental Authority in the applicable Territory affixed to a Product Package, pursuant to the terms of this Agreement, in accordance with Applicable Laws.
1.28“Labeling” means the Label and any Governmental Authority-approved printed material that will accompany a Product when sold in its final form, including without limitation any Instructions for Use.
1.29 “Manufacture,” “Manufactured” or “Manufacturing” means any processes and activities conducted for the manufacture of products or any component thereof for Development or Commercialization thereof, including packaging, labeling, quality control and quality assurance testing. Manufacturing shall include obtaining products and services from contract manufacturers. For clarity, Manufacturing does not include any activities related to Commercialization or Development.
1.30“Material Communications” means any letters, reports, or other documents received by, or sent to, any Governmental Authority that relates to a Product, a Facility, or such processes or procedures.
1.31“Net Sales Evolus” means the net sales of the Product sold by Evolus to any Third Party, as reported by Evolus and determined in accordance with U.S. Generally Accepted Accounting Principles, including requirements for revenue recognition.
1.32“Packaging” means all material used to prepare a fully packaged Product, including, but not limited to, containers, cartons, vials, syringes, Labels, blister packs, inserts and shipping cases, as applicable, each of which shall conform to the Regulatory Approval. “Package” has a correlative meaning.
1.33“Patents” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, supplementary protection certificates and applications therefor, applications for certificates of invention and priority rights) in any country or jurisdiction, including all international applications, provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters, patents or certificates of invention granted thereon, and all reissues, reexaminations, term extensions, term adjustments, term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country or jurisdiction.
1.34“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or other entity not specifically listed herein.
1.35“Products” means those dermal filler products listed on Exhibit A.
1.36“Products Forecast” has the meaning set forth in Section 3.2(a).
1.37“QSR” means the Quality System Regulation applicable to the design, manufacture, packaging, labeling, storage, and testing of medical devices, including the Products.
1.38“Quality and Regulatory Agreement” or “QRA” means a Quality Assurance/Quality Control/Regulatory Agreement to be entered into by the Parties which will set forth certain obligations of the Parties in relation to the design, manufacture, packaging, storage, quality control, and testing of the Products in accordance with QSR, and including obligations related to marketing and materiovigilance.
1.39“Regulatory Approval” means any approvals, registrations, licenses, permits, certificates, consents, clearances, exemptions, medical device approvals, medical device registration certificates, or authorizations that are required for the use, Development, and Commercialization of Product in the Territory in the Field.
1.40“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals, or other filings made to, received from, or otherwise conducted with a Regulatory Authority to Develop, Manufacture, or Commercialize a Product in the Territory.
1.41“Relevant Factors” means the following factors (as applicable): [***].
1.42“Sample” means a Unit of the Products listed in Exhibit A that is provided to customers free of charge on an educational, training or promotional basis and labeled as “Free Sample” or similar wording or is used for other non-commercial purposes such as for research and development or clinical trials. For the avoidance of doubt, a Sample shall not be considered the same as a “Product” which is specifically designated for commercial sale.
1.43“Specifications” means the specifications for the Products as applicable from time to time during the Term and attached hereto as Exhibit A, which Specifications shall at a minimum conform to the Regulatory Approval.
1.44“Shelf-Life Threshold” means, at the time of shipment to Evolus of a Product or Sample that the shelf life is at least:

(a)During the first Contract Year, [***] of the shelf life stated on the Product Label or the Regulatory Approval, or
(b)After the first Contract Year at least [***] of the of that stated on the Product Label or the Regulatory Approval.
1.45“Term” has the meaning set forth in Section 14.1.
1.46“Territory” means Europe, specifically meaning the current geographic area covered by the following countries and territories located on the European continent and their territories and possessions: Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Moldova, Monaco, Montenegro, Netherlands, North Macedonia, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom, and Vatican City.
1.47“Third Party” means a Person that is not Symatese or Evolus nor an Affiliate of Symatese or Evolus.
1.48“Trademarks” means the trademarks, existing or future, (i) used and owned by Symatese and its Affiliates to designate its technology, which shall include the mention “By Symatese”, that EVOLUS undertakes to use systematically as part of its distribution commitment, and (ii) used by Evolus and owned by Symatese to designate the Products listed in Exhibit A.
1.49“Unit” means a single syringe of the corresponding Product.
2. LICENSE, APPOINTMENT AND EXCLUSIVITY
2.1Exclusive Evolus Appointment. Symatese hereby appoints Evolus, and Evolus hereby accepts such appointment, as Symatese’s sole and exclusive (even as to Symatese) licensee for the Commercialization of Products for the Field in the Territory, and Evolus shall use Commercially Reasonable Efforts to Commercialize the Products in the Territory for the Field. Evolus may establish any sub-distributors without the prior written consent of Symatese. Nothing in this Agreement shall limit or prohibit Evolus from Commercializing other products, provided, however, in the event that Evolus Commercializes another hyaluronic-acid based dermal fillers in the Field in the Territory for indications covered by the Products , then the exclusivity for the Commercialization of Products for the Field in the Territory will be transformed into a non-exclusive right for the Field in any countries within the Territory in which Evolus has not yet Commercialized the Products, but shall remain exclusive in any countries with the Territory where the Products have already been Commercialized.
2.2Exclusive Appointment of Symatese as Distributor in France. Evolus shall enter into an agreement with Symatese to act as the exclusive distributor of the Products for the Field in France (the “Sublicense Agreement”).
2.3Right of First Negotiation.
(a)Additional FASY Products. During the Term, if Symatese develops any improved products (defined as “Improved Products” in Exhibit B) from the FASY Technology, then Symatese shall promptly notify Evolus in writing and provide a reasonably detailed description of each such product that is part of the FASY Technology (each, a “FASY Notice”). Upon receipt of such FASY Notice, Evolus shall have [***] days to notify Symatese in writing whether Evolus is interested in distributing and Commercializing such product that is covered by such FASY Notice (exclusively or non-exclusively) in the Field in the Territory. If Evolus provides such notice, the Parties will negotiate in good faith, for a period of [***] (unless extended by the Parties), an agreement containing the commercially reasonable terms for the distribution and Commercialization of such FASY Technology in the Field in the Territory. The Parties shall not be obligated to enter into a definitive agreement with respect to such product that is covered by such FASY Notice, and if the Parties have not entered into a definitive agreement for such product within the [***] day negotiation period, or if Evolus does not timely respond to the FASY Notice, then Symatese shall be free to negotiate with any Third Party with respect to the distribution and Commercialization of such product.
(b)Eye Product. During the Term, if the exclusive distribution rights previously granted to the Eye Product are terminated or returned to Symatese, then Symatese and Evolus shall negotiate in good faith to add the Eye Product to this Agreement on the same terms as the Products included in this Agreement with reasonable modifications made to the Minimum Purchase Requirements in Section 3.1(a).
2.4Negative Covenant. Symatese covenants that it will not use or practice, or allow any Third Party to use or practice, the FASY Technology in the Territory for the Field except for the Eye Product and skin quality improvement products. If Symatese grants any Third Party the right to use FASY Technology in the Territory for uses outside the Field, the agreement containing such grant shall include provisions and safeguard to prevent the sale of the Product by a Third Party in the Territory for the Field, including, but not limited to ensuring that: (a) the formulations of any such products using the FASY Technology are materially different from the Product and utilize different branding and trademarks; and (b) Evolus shall be expressly designated as the beneficiary of these provisions and warranties.
3. SUPPLY TERMS
3.1Supply Terms. Symatese will supply the fully Manufactured and packaged Products to Evolus during the Term for Commercializing such Products for the Field in the Territory in accordance with this Article 3:
(a)Minimum Purchase Requirement. Subject to Sections 3.1(b), 3.1(c), and 3.1(d), the total Product ordered by Evolus or its distributors annually during a Contract Year of the Initial Term (excluding any purchases of Samples) shall be greater than or equal to the annual minimum purchase requirement defined in units for such Contract Year (the “Minimum Purchase Requirement”) for the Product in the Territory for the Field, in each case according to the table below:

Contract Year	Minimum Purchase Requirement Product (per Unit)	Market Share in the Territory as non-contractual indicator
Year 1	[***]	[***]
Year 2	[***]	[***]
Year 3	[***]	[***]
Year 4	[***]	[***]
Year 5	[***]	[***]
Year 6	[***]	[***]
Year 7	[***]	[***]
Year 8	[***]	[***]
Year 9	[***]	[***]
Year 10 through expiration of the Term	[***]	[***]

(b)Purchase Target Adjustment. The calculation of the Minimum Purchase Requirement for each Contract Year is based on a Unit and assumes: [***].
As an example [***].
(c)Minimum Purchase Calculation. Determining the achievement of the Minimum Purchase Requirement for a given Contract Year shall be based on: (i) the number of Units of Product actually received by Evolus in the Contract Year, plus (ii) the number of Units of Product subject to firm Purchase Orders or in the binding Products Forecast with requested delivery dates prior to the end of such Contract Year.
(d)Effect of Failure to Meet Minimum Purchase Requirement. If Evolus fails to purchase the Minimum Purchase Requirement in any Contract Year but achieves the corresponding market share for the Product in the Territory for the Field for such Contract Year, then Evolus shall be deemed to have achieved the Minimum Purchase Requirement for such Contract Year. Additionally, for a Contract Year, if, both: (a) Evolus achieves at least [***] of the Minimum Purchase Requirement under this Agreement for such Contract Year and (b) the sum of the purchases under (i) this Agreement and (ii) the U.S. Agreement is equal to [***] of the combination of (x) Minimum Purchase Requirement under this Agreement and (y) Minimum Purchase Requirement under the U.S. Agreement, then Evolus shall be deemed to have achieved the Minimum Purchase Requirement for such Contract year.

Subject to the foregoing, if Evolus fails to purchase the Minimum Purchase Requirement for one (1) Contract Year, Symatese shall have the right to convert the exclusive right granted to Evolus under Section 2.1 into a non-exclusive right, and, if Evolus also fails in this first and the second Contract Years, whether or not exclusivity has been withdrawn after the first Contract Year, Symatese shall have the right to terminate this Agreement in accordance with Section 14.2(c); except that Symatese’s rights in the foregoing shall not apply if Evolus’ failure to purchase the Minimum Purchase Requirement for any such Contract Year is attributable to or the result of a force majeure under Section 16.12, Symatese’s supply failure, or Symatese’s willful misconduct or breach of this Agreement. The Parties agree that this Section 3.1(d) is Symatese’s sole and complete remedy for Evolus’ failure to achieve the Minimum Purchase Requirement.
3.2Forecasts and Ordering.
(a)At least[***] days prior to the anticipated date of the First Commercial Sale for a Product in the Territory for the Field, Evolus shall prepare and provide Symatese with a written non-binding rolling forecast, on a month-by-month basis, of its total requirement for Products, including desired delivery dates, for the following [****] months (“Products Forecast”). Starting after the First Commercial Sale, on the first Business Day of each month during the Term, Evolus shall submit to Symatese a Products Forecast where the first [***] months of each Products Forecast shall be binding, and the remainder of the Products Forecast shall be non-binding.
(b)Evolus shall submit written purchase orders for Products (“Purchase Orders”) at least [***] days prior to the requested shipment date for such Purchase Order. Any Purchase Order may be amended solely by written agreement of the Parties. No terms and conditions contained in any Purchase Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party shall be effective to the extent such terms or conditions are inconsistent with or modify any term or condition contained in this Agreement unless explicitly approved in writing by both Parties.
(c)Symatese shall notify Evolus within [***] days after Symatese receives a Purchase Order from Evolus indicating if Symatese rejects such Purchase Order, otherwise the Purchase Order is deemed accepted. Symatese may accept a Purchase Order by: (i) initiating performance under such Purchase Order; (ii) accepting full payment from Evolus as consideration for such Purchase Order; or (iii) expressly accepting such Purchase Order in writing. Immediately after acceptance by Symatese, each Purchase Order shall be binding upon Symatese.
(d)If Symatese believes that it will not be able to satisfy Evolus’ requirements for the Products, it shall promptly notify Evolus, specifying the reasons for the expected delay and its anticipated duration. In the event of any shortage of Product’s in Symatese’s inventory, Symatese shall, on order by Evolus, ship to Evolus at least as many units of the Product as Symatese ships to any other customer who has historically ordered similar quantities of Products, taking into account all customers’ purchase histories and industries, among other things. If any Product is subject to limited availability at any time and Evolus has placed Purchase Orders for such Product, then either before or after the date such Product becomes subject to limited availability, Symatese agrees to notify Evolus before filling any Purchase Order for such Product, and Evolus has the right, in its sole discretion and without liability or penalty, to cancel any existing Purchase Order for such Product.
(e)Delivery Terms. Symatese shall deliver all Products to Evolus Ex Works (Incoterms 2020) Symatese’s distribution facility, and the time, quantity, and delivery locations terms are of the essence under this Agreement. For each shipment associated with a Purchase Order, Symatese shall include in such shipment: (a) a packing slip that describes the Products delivered and states the Purchase Order number; and (b) documentation demonstrating that the Products meet the then-current Specifications. Evolus shall bear all costs of shipping, including the costs of any taxes (other than any income taxes of Symatese) or import approvals that are required. Evolus shall be responsible for clearing the Products through customs. Subject to Section 3.3, title to, and risk of loss of, the Products ordered by Evolus shall pass to Evolus on delivery of the Products.
3.3Safety Stock. Symatese and Evolus shall, at their respective cost and expense, during the term of this Agreement, maintain a quantity of Product inventory on a [***] basis equal to Evolus’ requirements for Product equal to: (a) if the approved shelf life of the Product is [***] or less, [***] months of such Product, based on Evolus’ most recent Products Forecast; and (b) if the approved shelf life of the Product is greater than [***], [***] months of such Product based on Evolus’ most recent Products Forecast (“Safety Stock”). The Safety Stock shall be: (x) maintained for the sole benefit of Evolus and its Affiliates; (y) stored at a secure facility in compliance with cGMP; and (z) shall not be used for the benefit of Symatese, its Affiliates or any customer of Symatese (other than Evolus and its Affiliates). Symatese shall rotate the Safety Stock on a “First Expiry-First Out” basis for routine fulfillment of firm Purchase Orders, subject to the Shelf-Life Threshold. Such Safety Stock shall be independent of any safety stock maintained for the benefit of Symatese or any other customer of Symatese. In the event Symatese is not able to supply Evolus Product pursuant to any firm Purchase Order, Symatese shall draw upon the Safety Stock maintained for Evolus to make up for any shortfall. Within [***] days after the end of each Calendar Quarter, Symatese shall deliver a report to Evolus describing the quantities of the Safety Stock remaining as of the end of such Calendar Quarter.
3.4Maximum Sample Purchases. During a given Contract Year, on a Product-by-Product basis, Evolus shall not place a Purchase Order for Samples of such Product that exceeds the amount set forth below:
(a)During the first Contract Year a particular Product is sold in the Territory: [***] the total Units of the Product purchased during the Contract Year.
(b)During the second Contract Year a particular Product is sold in the Territory, [***] the total Units of the Product purchased during the Contract Year.
(c)During the third Contract Year a particular Product is sold in the Territory, [***] the total Units of the Products purchased during the Contract Year.
For the subsequent Contract Year a particular Product is sold in the Territory, [***] the total Units of the Product purchased during the Contract Year
Any purchases of Samples above the thresholds set forth above shall be deemed to be purchases of Product (and not Samples) at the higher Price set forth for Product and shall count toward the Minimum Purchase Requirement for such Product for such Contract Year.
3.5Acceptance and Rejection, Non-Conforming Product.
(a)A Product is non-conforming (“Non-Conforming”) if the Product:
has not been manufactured, filled, tested, packaged, stored, and supplied by Symatese in accordance with (i) all applicable QSRs in the Territory, (ii) all Applicable Laws in the Territory, (iii) all requirements of Governmental Authorities in the Territory, (iv) the Regulatory Approvals, (v) the Specifications, (vi) the QRA, and (vii) this Agreement;
has not been manufactured, filled, tested, packaged, and stored at the Facilities, with such Facilities having been approved by the Governmental Authorities in the Territory and the country of manufacture;
is adulterated or misbranded under any Applicable Laws in the Territory;

does not meet the Shelf-Life Threshold;
is not free from defects in material, manufacturing, and workmanship for the shelf-life of the Product; or
does not comply with any accepted Purchase Order.
(b)If any delivery of Product is Non-Conforming in relation to any matter discoverable upon visual inspection made with reasonable care, then Evolus will notify Symatese within [***] days after receipt of the Product. If any delivery of Product is Non-Conforming in relation to any matter which is not discoverable upon visual inspection made with reasonable care, then Evolus shall also notify Symatese within [***] days after discovery. Symatese shall promptly notify Evolus as to whether it confirms or denies that the Product is Non-Conforming.
(c)If Symatese does not agree that the Product is Non-Conforming, then the Parties shall submit information regarding the disputed shipment to each other for review. If the Parties cannot agree as to whether the Product is Non-Conforming within [***] weeks after Evolus’ initial claim that a Product is Non-Conforming, then upon the request of either Party the dispute shall be submitted to a mutually acceptable independent laboratory with a minimum of ten (10) years of senior level experience manufacturing pharmaceutical products and complying with guidelines and regulations of the Governmental Authorities in the Territory. If the independent laboratory determines the Product is not Non-Conforming, then Evolus shall pay for the Product. The costs of the independent laboratory shall be borne by the Party with whom the independent laboratory disagrees.
(d)If any Product delivered by Symatese hereunder is determined to be Non-Conforming, then Symatese shall promptly replace, at its expense (all costs included) the Non-Conforming Product with a substitute Product that conforms to the requirements of this Agreement at Symatese’s expense, and Evolus shall, in accordance with Symatese’s written instructions, and at Symatese’s expense, return or destroy all Non- Conforming Product.
3.6Delays.
(a)    In the event Symatese is unable to supply to Evolus, in whole or in part, the Products requested for any reason, then Symatese shall notify Evolus as promptly as possible in writing of such shortage, or potential shortage, or inability to timely supply a Product and, if possible, the date when Symatese will again be able to supply such Product. Symatese shall use its best efforts to remedy any shortfall of a Product as expeditiously as possible, and until such shortfall is remedied, use its best efforts to manage its filling capacity with preference for such Product over other products of Symatese.
(b)    In addition, if an event occurs during the manufacture of any Product batch which is likely to materially affect the safety, efficacy, or regulatory status of the Product, Symatese shall notify Evolus as soon as reasonably possible (but in any event no later than [***] Business Days of becoming aware of the process event). Evolus and Symatese shall consult with each other as to the disposition of all affected batches of the Product, which disposition shall be at the expense of Symatese. Symatese agrees to report to Evolus in compliance with the terms and conditions of the QRA any atypical process events, regardless of whether they are or are not likely to materially affect the safety, efficacy, or regulatory status of the Product. No Product may be reworked unless the rework procedure is in conformity with (i) all applicable QSRs in the Territory, (ii) all Applicable Laws in the Territory, (iii) all requirements of Governmental Authorities in the Territory, (iv) the QRA, and (v) this Agreement, and Evolus provides its prior written consent.
3.7Shortages. In the event of any shortages of any Product, Component or Packaging, Symatese undertakes to make its best efforts to fulfill its manufacturing obligations to the extent of Evolus’ order forecasts.

3.8Reports. Upon written request from Evolus, Symatese shall provide Evolus with a report detailing projected shipment dates for Purchase Orders and the capacity and status of all Facilities.
4. PRICING AND PAYMENTS
4.1Price. For each Unit of the Products ordered in each Purchase Order, Symatese shall charge Evolus according to the table below (the “Price”).

Product Use	Unit Price (Euro)
Product	[***]
Sample	[***]

4.2Price adjustments. The Prices outlined in Section 4.1 will remain fixed until [***]. Starting [***], these Prices will be reviewed by the Parties and adjusted annually according to the following formula (the “Price Adjustment”):
New Product Unit Price = [***]
New Sample Unit Price= [***]
(a)Definitions: For purposes of Section 4.2: [***]
4.3Invoicing. Symatese shall submit an invoice to Evolus with each shipment of the Products supplied to Evolus under each Purchase Order for the amount due for such shipment. Evolus shall pay undisputed amounts in each invoice to Symatese within [***] days of the invoice date, it being specified that the payments of the various invoices shall be made OUR (i.e. costs borne by the issuer). Evolus shall notify Symatese in writing of any dispute regarding an invoice within [***] days of Evolus’ receipt of such invoice. The Parties shall seek to resolve all such disputes promptly and in good faith. Notwithstanding anything to the contrary, Symatese shall continue performing its obligations under this Agreement during any such dispute.
4.4Exclusive Distribution Right Equity Issuance and Milestone Payment. In consideration for the exclusive distribution right and other benefits conferred on Evolus under the Agreement, Evolus shall :
(a)cause Evolus Parent to issue 610,000 shares of Common Stock of Evolus Parent to Symatese pursuant to the terms of the Share Issuance Agreement to be entered into in connection with this Agreement on the Effective Date.
(b)pay to Symatese in cash each milestone payment set forth in the table below after the occurrence of each corresponding milestone event (each, a “Milestone Payment”). Each Milestone Payment shall become due and payable by Evolus within [***] days after achievement of the applicable milestone event. By express agreement, once the milestone for a particular Milestone Payment is reached the Milestone Payment is definitively acquired by Symatese and is in no way refundable to Evolus for any reason whatsoever, including, but not limited to, early termination or cancellation of the Agreement, whatever the cause, or any other reason based on the execution of the Agreement and its consequences.

Milestone Event	Milestone Payment Amount (Euros)
Two-year anniversary of the CE Mark approval of a second* Product under the Medical Device Regulation (“Regulatory Milestone”)
*It being noted that the ESTYME® LIFT has previously received CE Mark approval
€1.2 million
The later to occur of (i) the three-year anniversary of the Regulatory Milestone or (ii) December of any calendar year in which Evolus achieves [***] of net revenue in the Territory for the Products; provided however, that if the Regulatory Milestone is achieved the payment shall occur no later than December 2029 regardless of the revenue condition.	€1.9 million

4.5Royalty Payments. In partial consideration for the exclusive distribution right and other benefits conferred on Evolus under the Agreement, Evolus shall pay Symatese a royalty of [***] of Net Sales Evolus of the Products in the Territory for the Field by Evolus during the Term after the First Commercial Sale of each Product, except that, if the Direct Sales of Products made by Evolus in the Territory for the Field in a given Calendar Quarter is less than [***] of the cumulative sales of Products made by Evolus in the Territory during this same Calendar Quarter, the royalty shall be increased to [***] of Net Sales Evolus for such Calendar Quarter (and reverting to [***] for the subsequent Contract Quarter).
4.6Royalty Reporting. Within [***] days following the end of each Calendar Quarter after the First Commercial Sale, Evolus shall remit to Symatese all royalty payments due for the applicable Calendar Quarter, together with a written report in sufficient detail by country to permit Symatese to confirm the accuracy the royalty payments made by Evolus. On an annual basis, Symatese shall have the right, at its own cost, to audit the amount paid under the royalty payments.
4.7Payments. All amounts due from Evolus to Symatese hereunder shall be paid by wire transfer to an account designated in writing in advance by Symatese, it being specified that the transfers shall be made OUR (i.e. costs borne by the issuer). Any undisputed payments or portions thereof that are not paid on the date such payments are due shall bear simple interest at the lower of: (a) [***] per annum; or (b) the maximum rate permissible by governing law.
4.8Tax Matters.
(a)If laws or regulations require that taxes be withheld, Evolus shall: (a) deduct those taxes from the payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to Symatese within [***] following that tax payment.
(b)The parties shall cooperate to provide all tax forms necessary to complete the obligations under this agreement.

(c)On all invoices related to Purchase Orders, Symatese shall document that Products shall be exported to the Netherlands to Evolus noting Evolus’ VAT registration number in the Netherlands.
5. DISTRIBUTION TERMS
5.1Products commercialization plan: Evolus shall prepare and communicate to Symatese a commercialization plan for countries inside the European Union, and a plan for commercialization in the countries outside EU.
For countries outside EU, based on the Products commercialization plan, Symatese and Evolus will agree on the registration planning. All the internal and external costs complementary to CE marking costs for these registrations outside EU will be shared on a basis of [***] between the Parties.
5.2Products Commercialization. Evolus shall use Commercially Reasonable Efforts after Regulatory Approval for the Product has been obtained by Symatese to:
(a)Commercialize the Products in the Territory for the Field in accordance with Applicable Law;
(b)Subject to Section 5.2(b)(i), commence the First Commercial Sale of at least [***] within [***] Product receiving the necessary Regulatory Approvals for that Product (“Standard Commercialization Period”).
(i)Notwithstanding the foregoing, Evolus shall have the right to delay the First Commercial Sale of [***], provided that:
(1)[***]; and
(2)[***].
(ii)In the event Evolus exercises its right to delay the First Commercial Sale o[***].
Evolus shall provide Symatese with [***]; and
(c)maintain sufficient facilities and appropriate, trained staff and personnel for the Commercialization of the Product.
(d)    establish and transmit to SYMATESE periodic reports regarding its activities of sales and promotion of the Products and the market according to Exhibit C
5.3Marketing and Branding.
(a)Joint Marketing Committee. Within [***] days of the Effective Date, the Parties will form a joint marketing committee (the “Marketing Committee”) comprised of at least one (1) representative from each Party, and at all times an equal number of representatives of each Party. Such representatives shall have sufficient experience and qualifications to facilitate discussions and activities within the scope of the Marketing Committee’s responsibilities. The Marketing Committee may invite non-members to participate in the discussions and meetings, provided that such participants will have no voting authority at the Marketing Committee meeting and are subject to confidentiality provisions no less strict that those described in Article 10. The Marketing Committee’s purpose shall be to facilitate the flow of information between the Parties with respect to commercial and marketing insights and vision for the Product, and such other functions as appropriate, to further the purposes of this Agreement, as may be mutually agreed to in writing by the Parties. The Marketing Committee may form sub-committees as needed to address such other functions. The Marketing Committee will not have any decision-making authority over any matters referred to it under this Agreement. The Marketing Committee may be combined with the committee formed under the U.S. Agreement.
(b)Use of Trademarks. Evolus shall use the Trademarks and the Technology trademark as described in the Exhibit A for the Product in the Territory. At no additional cost to Evolus, Evolus shall have the right to use the Trademark licensed to Evolus under Section 9.1.
5.4Recalls. If a Party is required to recall, or on its own initiative recalls, any of the Products, the Parties agrees to assist each other in such a recall. Evolus agrees that if a recall occurs, Evolus will notify all affected customers promptly and will promptly provide Symatese with a written status report of the recall. Symatese agrees, at Evolus’ discretion, either to refund the Price of the recalled Products to the end user, or to replace recalled Products within a reasonable time, including freight and applicable duties and taxes. The Party responsible for the cause of such recall shall bear the costs of such recall, except that, if neither Party is the cause of such recall, then the Parties shall equally share the costs of such recall. The obligations set forth in this Section 5.4 shall survive the expiration or earlier termination of this Agreement.
5.5Adverse Event Reporting. Promptly after the Effective Date the Parties shall negotiate in good faith and enter into a safety data exchange agreement on reasonable and customary terms, including that each Party shall (i) comply with all safety monitoring requirements under Applicable Law; (ii) be responsible for timely reporting all adverse events, recalls, complaints, and safety data related to the Product in the Territory to the applicable Governmental Authorities in accordance with Applicable Law; and (iii) promptly report to the other Party any adverse event, customer complaint, or communication from any Governmental Authority related to the Products in the Territory, and in all events, with sufficient detail and time to allow the other Party to meet its regulatory reporting requirements under Applicable Law.
5.6Records. Evolus shall use Commercially Reasonable Efforts to maintain at its principal place of business adequate, complete, and detailed books and records of all purchases, sales, advertising expenditures, inventory and other transactions and information related to the Products.
6. MANUFACTURE OF PRODUCT
6.1Symatese and its Affiliates shall and shall cause Symatese Parent to Manufacture, Package, Label fulfill all obligations regulations related to the Products in conformity with the QRA and Applicable Laws, including, the MDR regulations and ISO 13485 in order to obtain and maintain the CE registration and specific regulations for countries outside European Union.
6.2Quality Assurance/Quality Control. The Parties shall enter into a separate master QRA within [***] from the Effective Date.
6.3No Contract Manufacturing. Except with the consent of Evolus or in connection with Section 8.1, which consent may be withheld in Evolus’ absolute discretion, only Symatese and its Affiliates shall manufacture the Products for supply to Evolus, and no sublicensees of Symatese or other Third Parties shall manufacture the Products for supply to Evolus.
6.4Records and Batch Samples. Symatese shall maintain, and shall cause its Contract Providers, if any, to maintain all records and batch samples necessary to comply with all Applicable Laws relating to the Development, testing, Manufacture, Packaging, storage and supply of the Product, and the performance of its obligations under this Agreement. All such records and batch samples shall be maintained for such period as may be required pursuant to the Applicable Laws or in the absence of such, Symatese policy; provided, however, that all records and batch samples relating to the manufacture, stability, and quality control of each batch of the

Product shall be retained at least until the second (2nd) anniversary of the end of the approved shelf-life for all Products from such batch.
6.5Inspection of Books and Records. During the Term, and thereafter for the greater of (a) the period stipulated by the Applicable Laws in the Territory, and (b) [***], Symatese shall cause Symatese Parent to agree that Evolus, at reasonable times upon reasonable prior notice, may inspect and copy the research and development and manufacturing books and records of Symatese Parent, including audits of any Contract Provider, pertaining to Symatese’s obligations under this Agreement for purposes of ensuring compliance with the terms of this Agreement. Symatese agrees to obtain the foregoing right of inspection for Evolus with respect to the relevant books and records of Symatese parent and its Contract Providers, if any.
7. DEVELOPMENT AND REGULATORY MATTERS
7.1Symatese Development and Regulatory Obligations. As between the Parties, Symatese shall, at its sole expense, be responsible for the Development of Product exclusively in the European Union for use in the Field, including the performance of Clinical Studies, Product testing, and the conduct of regulatory activities required to obtain and maintain all Regulatory Approvals necessary for all activities and uses of Product in the European Union for the Field. For countries outside European Union, Symatese and Evolus will agree on the registration planning. All the internal and external costs complementary to CE marking costs for these registrations outside EU will be shared on a basis of [***] between the Parties.
7.2All Development Activities shall be conducted in compliance with all Applicable Laws, including ISO 13485. Symatese shall keep Evolus reasonably informed as to the progress of Symatese’s Development activities and its regulatory activities relating to Product in the Territory
7.3Regulatory Approval Holder. Subject to Applicable Laws, Symatese shall cause Symatese Parent to apply for Regulatory Approval for the Products in the Field in the Territory. As a legal manufacturer, Symatese Parent shall be the owner of the registration of the Products with the applicable Governmental Authority.
7.4Improvement of Shelf Life. Prior to the First Commercial Sale and throughout the Term, Symatese shall cause Symatese Parent to work in good faith to perform stability testing to increase the stated shelf life in any Regulatory Approval of the Products to at least [***].
7.5Information Exchange.
(a)Deficiency. If Symatese is notified of a deficiency in any Regulatory Materials, then Symatese shall immediately notify Evolus, and the Parties shall consult with each other regarding appropriate responses and timing. Symatese shall respond to such deficiency. The Parties acknowledge that the Governmental Authorities may require an expedited response to their inquiries and in such case shall work together to ensure that responses are filed within the requisite deadlines.
(b)Government Communications.
the Parties shall promptly (but in any event not later than [***] provide each other with copies of all Material Communications with any Governmental Authority, including without limitation, adverse event reports and safety reports, regarding a Product, the Facilities, or the procedures or processes used in connection with a Product; and
the notification obligation in this Section 7.5(b) shall be twenty-four (24) hours if a Governmental Authority is commencing or threatening seizure of a Product or, with respect to Symatese, closure of or suspension of operations at a Facility.

(c)Evolus shall be entitled to review Symatese’s responses to any Material Communications relating to the Product prior to their submission, if practicable, and Evolus’ reasonable views and comments shall be taken into account prior to submission, subject to Evolus’ comments being submitted on a timely basis. Symatese shall also use its best efforts to provide Evolus with the notice, information, documentation, and opportunity to comment provided for above with respect to any Symatese Contract Provider.
(d)At least each Calendar Quarter during the Initial Term, each Party shall keep the other fully informed of the material status of regulatory and commercial developments related to the Products in the Field in its respective territory, including any material decision by any Governmental Authority of their respective territory.
7.6Cooperation. The Parties shall cooperate with each other with respect to the activities governed by this Article 7, including executing documents and providing information to the other Party.
7.7Diligence. Symatese shall use Commercially Reasonable Efforts, alone or in conjunction with its Affiliates, to obtain Regulatory Approval for, and Develop and Manufacture at least [***] Products for the Territory in the Field.
7.8Quality Control. Symatese shall use Commercially Reasonable Efforts to Develop and Manufacture the Products in accordance with all Applicable Law in all material respects, including where applicable cGMP, and maintain ongoing quality assurance and testing procedures sufficient to satisfy regulatory requirements under Applicable Law.
7.9The terms of the QUALITY AND REGULATORY AGREEMENT shall prevail if at any time the provisions of this QUALITY AND REGULATORY AGREEMENT would conflict with the terms of the agreement License Supply and Distribution Agreement EU.
QUALITY AND REGULATORY AGREEMENT constitutes an ancillary contract to this License Supply and Distribution Agreement EU.
WHEREAS both parties acknowledge that both QUALITY AND REGULATORY AGREEMENT as well as DISTRIBUTION AGREEMENT are necessary to perform their obligations.
8. SYMATESE OBLIGATIONS
8.1Manufacturing Facility
(a)Symatese Parent currently has an operational and efficient Facility for Manufacturing the Product (current facility). As a guarantee of continuity supply of the Products to Evolus according to this Agreement, Symatese undertakes to set up a second Facility for Manufacturing the Product that is as operational and efficient as the current Facility to create additional Manufacturing capacity (additional facility).
(b)The Parties shall form a sub-committee of the Marketing Committee, composed of at least one (1) member of each Party, to provide updates and feedback on the build-out in accordance with the ISO 13485.
9. INTELLECTUAL PROPRIETARY RIGHTS
9.1Trademark License. Symatese and Affiliates hereby grant to Evolus a royalty-free, exclusive, non-assignable, non-transferable, non-sublicensable, to use the Trademarks solely in connection with the advertising, sale, distribution, and Commercialization of the Products in the Territory. Evolus shall use the Trademarks: (i) in compliance with Applicable

Laws; and (ii) in reasonable conformity with the style and appearance standards that are substantially equivalent to those standards maintained by Symatese as of the Effective Date.
9.2IP Ownership. Each Party will retain ownership and all right, title and interest to all Intellectual Property Rights existing prior to the Effective Date or conceived, reduced to practice, made, or developed by such Party outside of the activities performed under this Agreement. Symatese will also retain ownership of the Symatese Trademarks. Joint research is not contemplated by this Agreement. If the Parties decide to engage in joint research during the Term, then the Parties shall negotiate and enter into a separate joint research agreement.
9.3No Other Proprietary Rights. Except as expressly stated in this Agreement, nothing shall grant either Party any right, title, or interest in and to any Patent application, Patent, trade secret, trademark, or other Intellectual Property Right of the other Party, whether expressly, by implication or by estoppel.
9.4Infringement. Evolus shall be responsible for handling any infringement in the Territory of any Trademarks, Patents, or other Intellectual Property Rights of Evolus or its Affiliates related to the Products, of which Evolus may learn, including initiating any protective action with respect to such infringement, and Symatese agrees to cooperate to the fullest extent necessary to enable Evolus to conduct such defense.
10. CONFIDENTIALITY
10.1Confidentiality and Non-Use Obligations. Subject to this Section, the Parties each undertake to keep in strict confidence and not disclose to any Third Party, or to use themselves other than for the performance of their respective obligations, or the exercise of their respective rights under this Agreement, any proprietary, Confidential Information in any form directly or indirectly belonging or relating to the other Party, or its Affiliates, disclosed by or on behalf of a Party and received by the other Party pursuant to or in the course of this Agreement or the performance of this Agreement. The Parties agree that a Party receiving Confidential Information of the other Party shall not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party under written terms consistent with this Agreement.
10.2Permitted Disclosures. A Party may disclose Confidential Information disclosed by the other Party to the extent such disclosure is reasonably necessary in the following instances:
(a)when complying with applicable governmental laws, regulations (including the regulations of applicable securities exchanges) or judicial orders; provided that notice of any such disclosure shall be sent to the other Party as soon as practicable prior to any such disclosure to provide the other Party an opportunity to challenge or limit the disclosure obligations.
(b)when disclosing to actual or potential investors, investment bankers, lenders, other financing sources or acquirors (and attorneys and independent accountants thereof) in connection with potential investment, acquisition, collaboration, merger, public offering, due diligence or similar investigations by such Third Parties or in confidential financing documents, provided that, in each case, any such Third Party agrees to be bound by terms of confidentiality and non-use (or, in the case of the receiving Party’s attorneys and independent accountants, such Third Party is obligated by applicable professional or ethical obligations) that are no less stringent than those contained in this Agreement (except to the extent that a shorter confidentiality period is customary in the industry), except in the case of disclosure of any trade secrets or know-how related to the Manufacturing of the Product, which disclosure shall require prior written consent prior to such disclosure; or

(c)when disclosing to a receiving Party’s: (i) Affiliates, potential or actual collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors); (ii) potential or actual investment bankers, acquirers, lenders or investors; and (iii) employees, consultants and agents; each of whom, prior to disclosure, must be bound by similar obligations of confidentiality and non-use as set forth in this Article 10.
10.3Duration and Exceptions. The obligations contained in this Article 10 shall survive for a period of ten (10) years following the expiry or termination of this Agreement for any reason, except with respect to any Confidential Information qualifying as, and properly identified as a trade secret under Applicable Law, for which the duty of confidence set forth herein shall not expire, and shall remain valid so long as such Confidential Information qualifies as a trade secret. Notwithstanding the foregoing, the obligations of confidentiality contained in this Article 10 shall not apply to any Confidential Information which:
(a)is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder;
(b)was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party;
(c)is subsequently disclosed on a non-confidential basis to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without confidentiality or non-sue obligations; or
(d)is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, and is not directly or indirectly supplied by the receiving Party in violation of this Agreement.
10.4Press Release. Each Party agrees not to, and agrees to cause its Affiliates not to, issue any press release or other public statement disclosing the existence of this Agreement or the transactions contemplated hereby, unless such press release or other public statement is approved by the other Party in writing (such approval not to be unreasonably withheld, delayed or conditioned); except that, each Party will be authorized to make any disclosure, without the approval of the other Party, that is required by Applicable Laws (including the US Securities Act of 1933, as amended, and the US Securities Exchange Act of 1934, as amended) or the rules of any securities exchange. Nevertheless, it is agreed between the Parties that the first press release relating to this Agreement is subject to the prior written approval of both Parties.
11. REPRESENTATIONS AND WARRANTIES
11.1Authorization; Enforceability. Each Party represents and warrants to the other Party that: (a) it is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to such Party’s obligations under any other agreement; and (c) it has duly executed and delivered this Agreement.
11.2Compliance with Laws, Permits and Licenses. Both Parties represent and warrant to the other Party that their actions under this Agreement shall comply with all Applicable Laws and regulations pertaining to the Development, Manufacture, supply, and use of the Products, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Officials in International Business Transactions. Each Party further represents and warrants that it has and shall throughout the Term, at its expense, obtain and maintain any and all licenses, permits, orders, authorizations, and consents required by the Governmental Authority in the Territory to perform its obligations under this Agreement.
11.3Debarment. Both Parties represent and warrant to the other Party that in the course of the Development, Manufacture, and Commercialization of the Products, the Parties have not and shall not knowingly use any employee, consultant, or subcontractor who has ever been debarred or is the subject of debarment or convicted of a crime for which a Person could be debarred (including by the U.S. Food and Drug Administration under 21 U.S.C. § 335a (or subject to a similar sanction of any other Governmental Authority)). Each Party shall notify the other immediately upon becoming aware (a) that any of its employees, consultants, or subcontractors has been debarred or is the subject of debarment proceedings by any Governmental Authority, or (b) that any part of this Section 11.3 is no longer true and correct.
11.4Products Warranty. Symatese warrants to Evolus that:
(a)the Products supplied to Evolus under this Agreement shall be Manufactured in accordance with ISO 13485, the Regulatory Approval and conform with the Specifications and will be free from significant defects in material and workmanship;
(b)the Products supplied to Evolus under this Agreement are free of defects in design;
(c)no claim, lien, or action exists or is threatened against Symatese that would interfere with the Commercialization of the Products;
(d)no Products, nor the Manufacture or Commercialization of the Products, infringes any Third Party Intellectual Property Rights;
(e)the Evolus will receive good and valid title to the Products, free and clear of all encumbrances and liens of any kind;
(f)the Products are manufactured and supplied in accordance with Applicable Law; and
(g)all Products meet the Shelf-Life Threshold upon shipment to Evolus.
Evolus shall notify Symatese of any warranty claim for a Product under this Section 11.4. Upon receipt of a warranty claim, Symatese shall promptly repair or replace the applicable Product, at no charge to Evolus.
12. INDEMNIFICATION AND INSURANCE
12.1Indemnification by Evolus. Subject to Section 12.3, Evolus hereby agrees to indemnify, defend and hold harmless Symatese, its Affiliates, and its and their respective directors, employees and agents (“Symatese Indemnitees”) from any and all claims, suits, demands, losses, liabilities, damages, penalties or expenses, including reasonable attorney fees, (collectively, “Claims”) by any Third Party arising from or related to the negligence, gross negligence, willful misconduct, or breach of this Agreement (including a breach of any of the representations or warranties in Article 11) by Evolus, its Affiliates or any of their permitted sub-distributors, sales representatives or employees, except, in each case, to the extent such Claims result from the negligence, gross negligence, willful misconduct, or breach of this Agreement by any Symatese Indemnitee.
12.2Indemnification by Symatese. Subject to Section 12.3, Symatese hereby agrees to indemnify, defend and hold harmless Evolus, its Affiliates, and its and their respective directors, employees and agents from any and all Claims by any Third Party arising from or related to the negligence, gross negligence, willful misconduct, or breach of this Agreement

(including a breach of any of the representations or warranties in Article 11) by any Symatese Indemnitee, except, in each case, to the extent such Claims result from the negligence, gross negligence, willful misconduct, or breach of this Agreement by Evolus, its Affiliates or any of their permitted sub-distributors, sales representatives or employees.
12.3Procedures.    For a Party to exercise its rights under Section 12.1 or Section 12.2, the Party seeking to exercise its rights (the “Indemnified Party”) must: (a) promptly notify the other Party (the “Indemnifying Party”) of the Claim; provided that failure to give such notice shall not relieve Indemnifying Party of its obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party; (b) provide reasonable cooperation to the Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s reasonable cost and expense; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the Claim; provided that the Indemnifying Party shall not settle or compromise the Claim in any manner which would: (i) require any payment by the Indemnified Party; (ii) require an admission of legal wrongdoing in any way on the part of the Indemnified Party; or (iii) effect an amendment of this Agreement, in each case without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed, or conditioned. Neither Party has any obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnified Party has the right to participate at its own expense in the Claim and in selecting counsel therefor.
12.4Insurance. During the Term, Evolus shall use Commercially Reasonable Efforts to procure and maintain insurance from a reputable insurer that is consistent with normal business practices of similarly situated companies. Upon request of a Party, the other Party shall list such other Party as additional insured on any insurance policies procured and maintained under this Agreement and shall provide the other Party with written evidence of insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non renewal or material change in such insurance. Each Party shall, upon the written request of the other Party, furnish to the other Party a certificate of insurance evidencing the foregoing coverage.
13. LIMITATIONS OF LIABILITY
13.1EXCLUSION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR BREACH OF A PARTY’S OBLIGATIONS UNDER ARTICLE 10, AND EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 12 REGARDING CLAIMS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
13.2LIABILITY LIMITATION. EXCEPT FOR BREACH OF A PARTY’S OBLIGATIONS UNDER ARTICLE 10, AND EXCEPT AS OTHERWISE PROVIDED IN ARTICLE 12 REGARDING CLAIMS, UNDER NO CIRCUMSTANCES SHALL THE TOTAL LIABILITY OF EVOLUS AND ITS AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, EXCEED THE TOTAL AMOUNT PAID BY EVOLUS TO SYMATESE UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS PRECEDING SUCH ACTION OR CLAIM (AS DETERMINED IN REFERENCE TO THE DATE OF FILING OF SUCH ACTION OR CLAIM).
13.3Independence of Provisions. The Parties agree that Sections 13.1 and 13.2 are independent of any exclusive remedies for breach of warranty set forth in this Agreement. Furthermore, Symatese and Evolus each agrees that the Prices for Products set forth in this

Agreement reflect the allocation of risk set forth in this Agreement, and that the Parties would not enter into this Agreement without these limitations on its liabilities.
14. TERM AND TERMINATION
14.1Term. Subject to Section 14.2, this Agreement commences on the Effective Date and continues until the day that is the fifteen (15) year anniversary of the date of the first Regulatory Milestone achieved for a Product in the Territory (“Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive five (5)-year terms (each, a “Subsequent Term”) for so long as Evolus meets the Minimum Purchase Requirements and the Agreement is not terminated by either other Party pursuant to Section 14.2(a). The Initial Term and each Subsequent Term shall collectively be the “Term”.
14.2Termination.
(a)If either Party believes that the other is in material breach of its obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have forty-five (45) days to cure such breach from the receipt of the notice, except that, if such breach is capable of being cured but is not cured within such 45-day period, the breaching Party may cure such breach during an additional period as is reasonable in the circumstances by initiating actions to cure such breach during such 45-day period and using Commercially Reasonable Efforts to pursue such actions. If the allegedly breaching Party fails to cure that breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement on written notice of termination. The Parties agree that the termination remedy under this Section 14.2(a) are to be invoked only if the applicable material breach cannot be adequately remedied through a combination of specific performance and the payment of money damages as available to the non-breaching Party in accordance with this Agreement.
(b)Evolus may terminate this Agreement promptly by written notice of termination to Symatese if Symatese fails to meet the Regulatory Milestone by December 31, 2026. Such termination shall be effective thirty (30) days after Symatese’s receipt of notice from Evolus.
(c)Symatese may terminate this Agreement promptly by written notice of termination to Evolus for Evolus’ failure to purchase the Minimum Purchase Requirements set forth under Section 3.1. Such termination shall be effective thirty (30) days after Evolus’ receipt of notice from Symatese.
14.3Effect of Termination or Expiration.
(a)The rights of each Party against the other Party that have accrued up to the date of such termination or expiration shall remain in force after the termination or expiration of this Agreement.
(b)Evolus’ obligations to pay any Milestone Payments for milestones not achieved as of the effective date of the termination shall cease, and Evolus shall have the right to continue selling Products during the one hundred eighty (180) days following the effective date of the termination, subject to payment of royalties under Section 4.5. At the end of such the one hundred eighty (180) day period, Evolus shall destroy any remaining supplies of unsold Products and send a certification of such destruction to Symatese.
(c)Each receiving Party shall return to the disclosing Party or destroy, at the disclosing Party’s election, all Confidential Information of disclosing Party, including all copies thereof and all materials, substances and compositions delivered or provided by disclosing Party to receiving Party, except that receiving Party may keep one copy of such Confidential Information in its legal files solely for the purpose of enabling it to comply with the provisions of this Agreement, and receiving Party shall not be required to remove such Confidential Information from its back-up or archive electronic records, including its electronic laboratory notebook and laboratory information management systems.
(d)The Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party’s rights, remedies, or defenses under this Agreement, at law, in equity, or otherwise.
(e)Termination is not the sole remedy under this Agreement and, whether or not termination is implemented and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.
14.4Survival. The provisions of Article 10 shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years. Additionally, the provisions of: (a) Articles 1, 11 through 13, 15, 16, and 17 shall survive any expiration or termination of this Agreement; (b) Sections 9.3, 9.4, 14.3 and 14.4.shall survive any expiration or termination of this Agreement; and (c) Sections 3.5 - 3.7, 4.1, 4.2, 4.3, 4.5 - 4.8, 5.4 - 5.6, 6.1 - 6.5, 7.1 and 7.5, shall survive any expiration or termination of this Agreement, but solely with respect to any obligations that accrued: (i) prior to termination or expiration of the Agreement; or (ii) pursuant to Section 14.3(b).
15. DATA PROTECTION
15.1Under this Agreement, the Parties may exchange files and/or information containing personal data, as defined in Article 4 of the GDPR (“Personal Data”). The Parties undertake to comply with all Applicable Laws and regulation in respect of data protection, in particular the EU General Data Protection Regulation n°2016/679 of April 27, 2016 (“GDPR”), as well as other regulations present or future, applicable to Personal Data processed for performance of this Agreement.
15.2The Parties shall take all necessary steps to protect in the best possible conditions of security and confidentiality the Personal Data that they collect and/or process under this Agreement. In addition, the Parties shall retain and / or process such data only for the strict performance of this Agreement and shall ensure that such data remain fully intact and in no way deformed, damaged or accessible by third parties not expressly authorized.
15.3Finally, if either Party becomes aware of a Personal Data breach within the meaning of Article 4 of GDPR, it undertakes (i) to notify such breach to the other Party no later than 48 hours from its discovery and (ii) to provide adequate information to the other Party so that the latter can comply with its obligations to the competent data protection authority (CNIL) within the time limit set by Article 33 of the GDPR.
16. GENERAL PROVISIONS
16.1Notices. Unless otherwise stated in this Agreement, any notice, report, payment or document to be given by a Party to the other Party will be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) Business Days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by email or facsimile (such notice sent by email or facsimile to be effective when sent, if confirmed by certified or registered mail or overnight courier) as follows:

If to Symatese Aesthetics:	If to Evolus:
Address: Z.A d’Outreville , 60540 Bornel Attention: Directeur général Phone: [***] Email: [***]	Address: 520 Newport Center Dr., Suite 1200 Newport Beach, CA 92692 Attention: CEO Phone: [***] Email: [***]

with a copy to:	with a copy to:
Address: Z.A d’Outreville , 60540 Bornel Attention: Direction financière Phone: [***] Email: [***]	Address: 520 Newport Center Dr., Suite 1200 Newport Beach, CA 92692 Attention: Legal Phone: [***] Email: [***]

or to such other place as either Party may designate as to itself by written notice to the other Party.

16.2Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without regard to the conflict of laws principles thereof. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
16.3 Change of control. In the event that Symatese or Symatese Parent (collectively referred to as the "Selling Party") receives a bona fide offer from a third party for the sale of all or substantially all of its assets or equity interests, the Selling Party shall inform of such offer to Evolus or Evolus Parent (collectively referred to as the "Purchasing Party") within a reasonable period of time, but in no event later than 30 days after receipt of the offer.
16.4Amendment and Waiver. No amendments or waivers of the terms and conditions of this Agreement shall be binding upon either Party unless in writing, signed by the Parties and specifying the provision of this Agreement that is amended or waived. No waiver by either Party of any breach of this Agreement by the other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.
16.5English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
16.6Independent Contractors, No Partnership. Each Party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent (or legal representative) for or on behalf of the other Party or any Third Party. This Agreement and the relationship hereby established by and between Symatese and Evolus do not constitute a partnership, joint venture, franchise, agency, or contract of employment. Evolus is not granted, and shall not exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of Symatese or its Affiliates.
16.7Assignment. Neither Party may assign this Agreement, or its rights or obligations hereunder, without the prior written consent of the other Party; except that either Party may assign this Agreement, or all of its rights and obligations hereunder: (a) to an Affiliate, or (b) if a transfer or sale to a Third Party of all or substantially all of that Party’s assets or business that relate to this Agreement occurs, whether by change of control, merger, sale of stock, sale of assets or otherwise. Any assignment in violation of this Section 16.7 shall be null and void. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.
16.8Severability. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other term or provision hereof. The Parties agree that they shall negotiate in good faith or shall permit a court to replace any provision hereof so held invalid, illegal, or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.
16.9Interpretation. Headings in this Agreement are included for ease of reference only and shall have no legal effect. This Agreement shall be deemed to comprise the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires: (a) the singular shall include the plural and vice versa, (b) words of any gender include each other gender, (c) words such as “herein”, “hereof,” “hereby” and “hereunder” refer to this Agreement as a whole; (d) the words “include(s),” “including,” “such as,” and “for example” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” or words of similar import unless otherwise specified; (e) the word “or” shall be deemed to include the word “and” (e.g., “and/or”); (f) references to a particular statute, law or regulation include all rules and regulations promulgated thereunder and any successor statute, law, rules or regulations then in effect, in each case including the then-current amendments thereto; (g) references to “Article,” “Section,” “subsection,” “clause,” or other subdivision, or an Exhibit or Appendix, without reference to a documents are to the specified provision, Exhibit, or Appendix to this Agreement; (h) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (j) any reference herein to any Person shall be construed to include the Person’s or entity’s successors and assigns; (k) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (l) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise, including by e-mail; and (m) unless stated otherwise, references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.
16.10Entire Agreement. The terms, conditions and provisions contained in this Agreement constitute the entire understanding of the Parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements, and understandings relating to the subject matter hereof. For clarity, this Agreement shall supersede any prior confidentiality or non-disclosure agreement that was between the Parties and that covered the subject matter of this Agreement (“Prior CDA”), and all Confidential Information (as defined therein) exchanged between the Parties under the Prior CDA prior to the Effective Date shall be governed by the Prior CDA, while all Confidential Information exchanged between the Parties as of or after the Effective Date shall be governed by this Agreement.
16.11Further Assurances. Each Party covenants and agrees that subsequent to the execution and delivery of this Agreement, and without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the terms and conditions of this Agreement.
16.12Force Majeure. No Party shall be held liable to the other Party, or be deemed to have defaulted under or breached this Agreement, for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including epidemics, pandemics (including COVID-19), embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or shortages, fire, floods, or other acts of God, or acts by any Governmental Authority (including shelter-in-place orders, quarantine orders, or lock down orders), or unavailability of materials related to the manufacture of Products. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake and continue diligently all Commercially Reasonable Efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.
16.13Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which will be binding when sent.
17. DISPUTE RESOLUTION
17.1Dispute Resolution. The Parties agree that any dispute, controversy or claim that arises out of, or relates to, this Agreement (“Disputed Matter”) shall be resolved solely by means of the procedures set forth in this Article 17, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Article 17, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.
17.2Arbitration. Each Disputed Matter that is not an Excluded Claim shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (the “ICC”).
17.3The seat and venue of the arbitration shall [***]. There shall be three (3) arbitrators, each of whom shall have significant legal or business experience in the medical device, biotechnology, or pharmaceutical industry, and none of whom shall be a current or former employee or director, or a current significant shareholder, of either Party or any of their respective Affiliates or any sublicensee. Such arbitrators shall be selected pursuant to the following:
The claimant (the “Claimant”) shall designate one (1) arbitrator in the notice of arbitration (the “Notice of Arbitration”). If the Claimant does not designate one (1) arbitrator in its Notice of Arbitration, the ICC shall, within [***] days upon application by either Party, appoint one (1) arbitrator for the Claimant.
The respondent (the “Respondent”) shall designate one (1) arbitrator in the answer to the Notice of Arbitration (the “Answer to the Notice of Arbitration”). If the Respondent fails: (A) to designate one (1) arbitrator in its Answer to the Notice of Arbitration; or (B) to file its Answer to the Notice of Arbitration by the time that it is required to do so, the ICC shall, within [***] days upon application by either Party, appoint one (1) arbitrator for the Respondent.
The two (2) arbitrators so appointed above shall, within [***] days of confirmation of the second arbitrator, designate a third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such designation within [***] from the confirmation of the second arbitrator, the ICC shall, within [***] days upon application by either Party, appoint the presiding arbitrator.
(a)The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the ICC (the “ICC Rules”) in force when the Notice of Arbitration is submitted in accordance with the ICC Rules, and the ICC Rules are deemed to be incorporated by reference to this sub-Section. Where the ICC Rules are in conflict with the provisions of this Section 17.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 17.2 shall prevail.
(b)The arbitrators shall decide any Disputed Matter submitted by the Parties to the arbitration strictly in accordance with the internal laws of [***] and shall not apply any other substantive law.
(c)Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all relevant information and documents requested by the other in connection with such arbitration proceedings; provided, that the Disputed Matter shall be resolved in a confidential manner, and none of the foregoing information or documents or the result of the arbitration shall be disclosed or otherwise used unless required by law or to a court in aid of enforcement of the arbitration award.
(d)During arbitration and prior to an arbitration award being granted, the Parties shall continue to perform those obligations under this Agreement that are not in dispute.
(e)Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators’ authority to award punitive or any other type of damages not measured by a Party’s compensatory damages shall be subject to the limitation set forth in Article 13.
(f)Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Laws, neither Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of the other Party. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.
(g)The Parties agree that, if a Disputed Matter arises over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the Disputed Matter through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the Disputed Matter shall be refunded if an arbitrator or court determines that such payments are not due.
17.4Provisional Remedies. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction or arbitration panel any equitable or interim relief or provisional remedy, including injunctive relief, that may be necessary to protect the rights or property of that Party, and such an action by such Party may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to any Excluded Claims, and no such Excluded Claim shall be subject to arbitration pursuant to Section 17.2. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the Agreement under the dispute resolution provisions set forth herein. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or Applicable Laws.
[Signature page follows.]

    IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

SYMATESE    EVOLUS
Symatese Aesthetics S.A.S    Evolus Pharma B.V.
    By its sole shareholder, Evolus, Inc.

By: Jean-Paul Gérardin    By: David Moatazedi
Title: CEO     Title: CEO, Evolus, Inc.

[Signature Page to License, Supply and Distribution Agreement]

Exhibit A

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EXHIBIT B

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